EXHIBIT 10.3

FARM-OUT AGREEMENT

THIS AGREEMENT is dated as of September 29th, 2005 by and between Mogul Energy Ltd., a corporation organized and existing under the laws of the Province of British Columbia Canada (“Mogul”) and Mogul Energy International, Inc., a corporation organized and existing under the laws of the state of Delaware, USA (“MEI”).

WHEREAS, Mogul, Dover Investments Limited a corporation organized and existing under the laws of the Province of Ontario, Canada (“Dover”), TransPacific Petroleum Corp., a corporation organized and existing under the laws of the Province of British Columbia, Canada (“TransPacific”) and Ghareeb Awad, an individual residing in the City of Richmond British Columbia, Canada (“Awad”) entered into a binding farm-out agreement dated as of August 6, 2005 (the “Dover Farm-Out Agreement”) a copy of which is attached hereto as Exhibit A;

WHEREAS, Dover has heretofore entered into a Concession Agreement effective as of July 18, 2002 (“Concession Agreement”).with the Egyptian General Petroleum Corporation (“EGPC”) and the Arab Republic of Egypt (“ARE”) for the Concession known as East Wadi Araba (“EWA Concession”);

WHEREAS, upon satisfaction of the terms and conditions set forth in the Dover Farm-Out Agreement, Dover has agreed to assign and transfer to Mogul an eight-five (85%) percent working interest in the EWA Concession and will retain for itself, a fifteen (15%) percent carried working interest in the EWA Concession;

WHEREAS, Mogul and Transpacific have entered into a binding joint venture agreement dated as of August 7, 2005 (the “Transpacific Joint Venture Agreement”), a copy of which is attached hereto as Exhibit B.

WHEREAS,  pursuant to the terms of the Transpacific Joint Venture Agreement, and subject further to the terms of the Dover Farm-Out Agreement, Mogul has agreed to assign to Transpacific a twenty-five (25%) percent carried working interest in the EWA Concession;

WHEREAS, Mogul, Transpacific and Dover, subject to the fulfilment of the terms and conditions set forth in the Dover Farm-Out Agreement, have the following interests in the EWA Concession:

Mogul:	60% working interest
Transpacific:	25% carried working interest
Dover:	15% carried working interest;

WHEREAS, under the terms of the Dover Farm-Out Agreement and the Transpacific Joint Venture Agreement, Mogul will be responsible for providing all expenses, costs of drilling and completion of all exploratory and development wells, all production facilities, Cairo and field offices;

WHEREAS, under the terms of the Dover Farm-Out Agreement the parties thereto may assign and transfer their respective rights and obligations thereunder without the consent of the other parties thereto, subject however to the approval of the EGPC;

WHEREAS, Mogul desires to assign and transfer to MEI and MEI desires to acquire from Mogul a twenty (20%) percent working interest in the EWA Concession on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants set forth herein and other and good consideration the receipt and sufficiency of which is hereby acknowledged, agree as follows:

ARTICLE I
ASSIGNMENT AND TRANSFER

1.1  Pursuant and subject to the terms of the Dover Farm-Out Agreement and the Concession Agreement, Mogul hereby assigns, conveys and transfers to MEI a twenty (20%) working interest in and to the EWA Concession.

1.2  The interests in the EWA Concession shall be as follows:

Mogul:	40% working interest
MEI:	20% working interest
Transpacific:	25% carried working interest
Dover:	15% carried working interest.

ARTICLE II
CONSIDERATION

2.1   MEI, within 14 days of the execution and delivery of this Agreement, shall pay Mogul the non-refundable sum of $75,000.

2.2   Except as set forth in 2.3 below, MEI will be responsible for the payment of one-third (1/3), and Mogul will be responsible for the payment of two-thirds of, all expenses, costs of drilling and completion of all exploratory and development wells, all production facilities, Cairo and field offices, the financial commitments that are required and which arise by extending the Concession Agreement for the third exploration period of two more years and agrees to pay all costs related thereto right through to production, and of Moguls obligations as may arise or contemplated by the Dover Farm-Out Agreement..

2.3   Anything herein to the contrary notwithstanding, MEI shall be responsible only for its for its proportionate share of all costs incurred by any operating company formed under the Concession Agreement (or the Dover Farm-Out Agreement or Transpacific Joint Venture Agreement) on a commercial discovery being made and only after commercial production is achieved.

2.4   (a)   MEI shall be responsible for securing one third (1/3) (the “MEI Guarantee Obligation”) and Mogul shall be responsible for securing two-thirds (2/3) (the “Mogul Guarantee Obligation”) of the Two Million US Dollar ($2,000,000 US) letter of guarantee (the “Letter of Guarantee”) which Mogul is required to have issued for the benefit of EGPC, as contemplated by the Dover Farm-Out Agreement.

(b)   Each of the parties hereto shall advise the other at least 15 business days prior to the due date of the Letter of Guarantee as to whether such party shall be able to secure its respective guarantee obligation hereunder. If either party (the “Defaulting Party”) indicates that it will not be able to do so, the other party (the “Non-defaulting Party”) has the right, but not the obligation, to secure such portion of the Defaulting Party’s guarantee obligation as to which the Defaulting Party indicated it could not secure. If the Non-defaulting Party elects to exercise its option hereunder, its working interest in the EWA Concession will be automatically increased in proportion to such party’s total contribution to the Letter of Guarantee. The Defaulting Party shall execute any and all instruments and documents to reflect such increase in the Non-defaulting party’s working interest.

(c)   In the event that the Non-defaulting Party does not exercise the option granted under this Section 2.4 and Mogul fails to deliver the Letter of Guarantee to EGPC within the time set out in the Dover Farm-Out Agreement, this Agreement shall be at an end and the parties shall have no further obligations hereunder except that MEI will forthwith return to Mogul all information that it received hereunder pertaining to the EWA Concession and agrees to keep all such information confidential.

ARTICLE III

PARTICIPATION

In the case of establishing a discovery or discoveries in EWA Concession, MEI, Dover, Mogul and Transpacific will share proportionately, in accordance with their respective interest, all the benefits of the entire cost recovery oil pool, and the profit oil portion of oil production under the Concession Agreement.

ARTICLE IV
MISCELLANEOUS

4.1   Joint Operating Agreement. Within one month of the approval of the assignment by the ARE, MEI agrees o sign a Joint Operating Agreement, based on the Association of International Petroleum Negotiators (AIPN) most recent model operating agreement, as contemplated by the Dover Farm-Out Agreement.

4.2   No modification. This Agreement is the entire agreement between the parties and may not be modified except in writing by agreement of the parties hereto. This agreement supersedes all prior oral and written representations and agreements with respect to EWA Concession and becomes effective only after all parties have signed this agreement, the non-refundable payment of $75,000 made and the Letter of Guarantee is delivered.

4.3   Reassignment. In the event that MEI fails to perform its obligations hereunder Mogul shall have the option, exercisable at any time after 10 days from Mogul’s notice to MEI of MEI's failure to timely fulfill its obligations hereunder, to require that MEI reassign MEI's working interest to Mogul free of cost. In this event, MEI agrees to execute any and all such documents as are necessary for such reassignment in the same form and manner as the original assignment to MEI.

4.4   Relationship of Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

4.5   Further Assurances. Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

4.6   Waiver. No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

4.7   Joint Preparation. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

4.8   Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.9   Modifications. There shall be no modification of this Agreement except by written consent of all Parties hereto.

4.10   Priority of Agreement. In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the Documents, this Agreement shall prevail.

4.11   Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

4.12   Public Announcements. No public announcement or statement regarding the terms or existence or this Agreement shall be made without prior written consent of all Parties; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, government agency, court, administrative body, or stock exchange having jurisdiction over such Party or its Affiliates.

4.13   Entire Agreement. This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

4.14   Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

4.15   Notices. All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

Name:	Mogul Energy Ltd.
Address:	1111-207 West Hastings Street
Vancouver, British Columbia, Canada, V6B 1H7
Attention:	Mr. Parvez Tyab
Facsimile:	(604) 669-6317
Email:	parveztyab@shaw.ca
Telephone:	(604) 669-6318

Name:	Mogul Energy International, Inc.
Address:	520 Pike Tower, Suite 2210
Seattle, Washington, USA, 98101
Attention:	Mr. Naeem Tyab
Facsimile:	(206) 357-4220
Email:	ntyab@shaw.ca
Telephone:	(206) 357-4211

4.16   Successors and Assigns. This agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, heirs and approved assignors. Each party is free to re-assign all or portion of its interest in this agreement to another party, without the approval of any of the parties to this agreement, provided that EGPC will approve such assignments.

4.17         Rules of Construction.

This Agreement shall be construed in accordance with the following rules of construction:

(a)   Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)   Commercially Reasonable Efforts.  The obligation of a party to use commercially reasonable efforts to accomplish an objective does not require an unreasonable expenditure of funds or the incurrence of an unreasonable liability on the part of the obligated party.

(c)   Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)   Headings.  The headings herein are inserted for convenience only and do not constitute a part of this Agreement. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(e)   Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subDivision in which such words appear unless the context otherwise requires.

(f)   Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g)   Knowledge.  The word “knowledge” or any similar term shall mean with respect to any Person, the actual knowledge of such Person or such Person’s officers, directors and employees.

(h)   Payments and Computations.  Except for the payment of the Purchase Price (which shall be paid at the Closing), each party shall make each payment due to another party to this Agreement not later than 2:00 p.m. New York time on the day when due.  All payments shall be measured and paid in U.S. dollars by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment.  All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment under this Agreement shall be due on a day other that a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

(i)   Schedules and Exhibits.  Any matter disclosed on any one Schedule or Exfhibit hereto shall be deemed disclosed for purposes of all other Schedules to the extent that the relevance of such matters to other Sections of this Agreement or other applicable Schedules or Exhibits is reasonably apparent to a reader.

(j)   Interpretation of Language. The language and words used in this Agreement will be deemed to be the language and words chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

4.18   Disputes.

(a)   Subject to paragraph (b) of this Section 10.5, any dispute arising out of or in connection with this Agreement which cannot first be settled amicably by mutual consultation between the parties, shall be referred to and finally resolved by arbitration under the auspices of JAMS, in accordance with its rules (“Rules”). The arbitration shall take place in New York, New York, unless the parties otherwise mutually agree. The rules of procedures not expressly provided by the Rules shall be determined in accordance with the laws of the State of New York, whether mandatory or not. An award may be confirmed and judgment on the award entered in the Supreme Court of the State of New York.

(b)   Nothing in this Section 14.18 shall be deemed to preclude any Party from commencing an action for equitable or injunctive relief in any court having jurisdiction over the matter.

4.19   Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed and accepted as of the dates set forth below.

Mogul Energy Ltd.		Dated: September 29, 2005

By:	/s/ Parvez Tyab
Parvez Tyab, President

Mogul Energy International, Inc.		Dated: September 29, 2005

By:	/s/ Naeem Tyab
Naeem Tyab, President